UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2005

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 17, 2005, Cabot Corporation appointed James P. Kelly to the position of Corporate Controller effective October 21, 2005. As Corporate Controller, Mr. Kelly will be Cabot's principal accounting officer. Mr. Kelly, 45, joined Cabot in 1998. Prior to his appointment as Corporate Controller, Mr. Kelly served as Director of Internal Audit. From May 2002 until July 2003, Mr. Kelly was Cabot's Director of Investor Relations. Prior to May 2002, Mr. Kelly served in various finance-related capacities in Cabot's carbon black business. Mr. Kelly holds a bachelor's degree in business administration from Georgetown University and a master's degree in business administration from Harvard Business School. Mr. Kelly is a Certified Public Accountant.

Mr. Kelly does not have a written employment agreement and his compensation arrangements will be determined annually by the Compensation Committee of Cabot's Board of Directors. Cabot makes loans to certain of its employees (other than executive officers) in connection with their purchases of restricted common stock under Cabot's long-term incentive program ("LTI Program"). Mr. Kelly has three loans outstanding from Cabot in an aggregate principal amount of $103,640, which were made to Mr. Kelly in connection with his purchase of a total of 11,500 shares of restricted stock under the LTI Program in 2003, 2004 and 2005. Interest accrues on these loans at a rate of 5.5% per year and the shares of restricted stock purchased with funds borrowed from Cabot are pledged to Cabot as collateral for the loans. Shares acquired under the LTI Program vest in their entirety three years from the date of grant. There are no family relationships between Mr. Kelly and any of the directors or executive officers of Cabot.

A copy of Cabot's press release announcing Mr. Kelly's appointment is attached as Exhibit 99 to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

October 17, 2005	By:	/s/ John A. Shaw

Name: John A. Shaw
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99	Press release issued by Cabot Corporation on October 17, 2005 announcing the appointment of James P. Kelly as Corporate Controller effective October 21, 2005.